U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                            FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: Richard M. Kelly
    626 East 4010 South, Murray, Utah  84107

2.  Date of Event Requiring Statement (Month/Date/Year): October 11, 1999

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4. Issuer Name and Ticker or Trading Symbol: Uintah Mountain Copper Company ("utmc")

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: Treasurer, Director

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title             2. Amount of           3. Ownership Form:         4. Nature of
    of                 Securities               Direct(D)or               Indirect Beneficial
 Security           Beneficially Owned          Indirect(I)               Ownership
 --------           ------------------         ---------------            -------------------
Common Stock            495,000                     (D)                       NA


TABLE II - Derivative Securities Beneficially Owned

1.        2. Date Exer-          3. Title and Amount of     4. Conver-  5. Ownership  6.
             cisable and            Securities Underlying      sion or     Form of
             Expiration             Derivative Security        Exercise    Derivative  Nature
             Date                   --------------------       Price of    Security    of
Title of     (Month/Day/Year)                   Amount or      Deri-       Direct (D)  Indirect
Derivative ----------------                     Number         vative      or In-      Beneficial
Security   Exercisable/Expiration   Title       of Shares      Security    direct (I)  Ownership
--------   ----------------------   -----       ---------      --------    ----------  ---------
N/A


Explanation of Responses:

Signature of Reporting Person: /s/ Richard D. Kelly
Date: 11/2/99